MAXIM INTEGRATED PRODUCTS, INC.
1996 STOCK INCENTIVE PLAN
PERFORMANCE SHARE AGREEMENT
MAXIM INTEGRATED PRODUCTS, INC., a Delaware corporation (the “Company”), pursuant to its 1996 Stock Incentive Plan (the “Plan”) has granted to Grantee an award of performance shares (the “Performance Shares”). The Performance Shares are subject to all of the terms and conditions in this Performance Share Agreement and any appendix for Grantee’s country (the “Appendix,” and together with the Performance Share Agreement, the “Agreement”) and the Plan. Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to such terms in the Plan.
1.Company’s Obligation to Pay. Each Performance Share represents a value equal to the Fair Market Value of a Share on the date it becomes vested. Unless and until the Performance Shares will have vested in the manner set forth in Sections 2 and 4, Grantee will have no right to payment of any such Performance Shares. Prior to actual payment of any vested Performance Shares, such Performance Shares will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
2.    Vesting Schedule; Number of Performance Shares. Subject to Sections 3, 4 and 5, the Performance Shares awarded by this Agreement will vest in Grantee on August 15, 2023 (the “Vesting Date”) to the extent the performance goals set forth in Schedule A are attained, subject to Grantee’s Continuous Status as an Employee, Director or Consultant through the Vesting Date. Vesting may be suspended during any unpaid leave of absence, unless continued vesting is required by Applicable Laws or unless continued vesting is approved by the Company in writing.
3.    Forfeiture upon Termination of Continuous Status as an Employee, Director or Consultant. Subject to Sections 2, 4, and 5, if Grantee’s Continuous Status as an Employee, Director or Consultant ceases for any or no reason, the then-unvested Performance Shares awarded by this Agreement will thereupon be forfeited at no cost to the Company and Grantee will have no further rights thereunder.
For purposes of these Performance Shares, Grantee’s Continuous Status as an Employee, Director or Consultant will be considered terminated (regardless of the reason for such termination and whether or not such termination is later found to be invalid or in breach of Applicable Laws or the terms of Grantee’s employment or service agreement, if any) effective as of the date that Grantee is no longer actively providing services and will not be extended by any notice period (e.g., Grantee’s period of employment would not include any contractual notice period, statutory notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Grantee is rendering services or the terms of Grantee’s employment or service agreement, if any). The Administrator shall have the exclusive discretion to determine when Grantee is no longer actively providing services for purposes of these Performance Shares (including whether Grantee may still be considered to be actively providing services while on leave of absence).
4.    Termination due to Retirement. Except as otherwise provided in Section 5, if Grantee’s Continuous Status as an Employee, Director or Consultant is terminated due to Retirement, as determined in the sole discretion of the Administrator in accordance with the procedures set forth in Section 4(b), on a date that is no earlier than twelve (12) months following the Grant Date, Grantee will continue to be eligible to vest in all unvested Performance Shares as if Grantee’s Continuous Status as an Employee, Director or Consultant had not terminated, subject to the terms of this Section 4.
(a)    For purposes of this Agreement, a termination due to “Retirement” means a termination by Grantee on or after Grantee both has reached the age of fifty-five (55) and has completed ten (10) years of Continuous Status as an Employee, Director or Consultant as of the termination date, as determined in the sole discretion of the Company. For purposes of this Section 4, a “termination” shall not include: (i) a termination by the Company “for cause,” as determined in the sole discretion of the Company, (ii) a resignation by Grantee after being notified that the Company has elected to terminate Grantee’s Continuous Status as an Employee for cause, (iii) a termination or resignation by Grantee during the pendency of an investigation with respect to Grantee or while Grantee is on a performance improvement plan, or (iv) any other circumstance upon which the Company determines in good faith Grantee is not in good standing at the time of such termination at the sole discretion of the Company.
(b)    A termination of Grantee’s Continuous Status as an Employee, Director or Consultant shall not be considered to be a termination due to Retirement unless (i) in the case of a voluntary resignation by Grantee, Grantee provides notice to the Company of Grantee’s intention to terminate due to Retirement to be effective on a specified date approved by the Company, and such notice is provided at least three months prior to the approved Retirement date (the “Retirement Request”), (ii) the Retirement Request is approved by the Administrator, it in its sole discretion, prior to the specified date of Retirement and (iii) unless otherwise requested by the Company, Grantee continues in Continuous Status as an Employee, Director or Consultant through the specified date of Retirement, or such earlier date determined in the sole discretion of the Company. Unless otherwise determined by the Administrator, if the Retirement Request is approved and Grantee elects not to terminate his or her Continuous Status as an Employee, Director or Consultant on the specified date of Retirement, then Grantee shall be required to submit a new Retirement Request to the Administrator in order to benefit from the vesting benefits contemplated under this Section 4.
(c)    The continued eligibility to vest in Performance Shares subsequent to Grantee’s Retirement is conditioned upon:
(i)    Release of Claims: Grantee’s execution at the time of Grantee’s Retirement of a release of claims in a form and manner specified by the Company;
(ii)    Proprietary Information and Inventions Agreement: for the two (2)-year period following the date of Retirement, Grantee’s compliance with the terms of the Company’s Proprietary Information and Inventions Agreement;
(iii)    Non-Disclosure: Grantee not disclosing to anyone or making use of any Proprietary Information (as defined below), unless Grantee has obtained prior written consent of the Company or when required to do so by legal process by any governmental agency having supervisory authority over the business of the Company, or by any administrative or legislative body that requires Grantee to divulge, disclose, or make accessible such information. If so ordered, Grantee will give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order. For the purpose of this Agreement, “Proprietary Information” shall mean all information that was or will be developed, created, or discovered by Grantee (or others) for or on behalf of the Company, or that became or will become known by, or was or is conveyed to the Company and has commercial value in the Company’s business. By way of illustration but not limitation, “Proprietary Information” includes information about circuits, mask works, layouts, trade secrets, computer programs, source and object codes, designs, technology, ideas, know‐how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, the salaries and terms of compensation of other employees, customers, and other information concerning the Company’s actual or anticipated business, research or development, including but not limited to new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices, costs, suppliers, and customers or that is received in confidence by or for the Company from any other person. Grantee understands that the Company has expended, and will continue to expend significant amounts of time, effort, and money in the procurement of its Proprietary Information, that the Company has taken all reasonable steps to protect the secrecy of Proprietary Information, that the Proprietary Information is of critical importance to the Company, and that a violation of this covenant would seriously and irreparably impair and damage the business of the Company;
(iv)    Non-Disparagement: Grantee not making statements or representations, or otherwise communicating, directly or indirectly, in writing, orally, or otherwise, or taking any action which may, directly or indirectly, disparage the Company or any Parent or Subsidiary or any of its officers, directors, employees, advisors, businesses, or reputations, other than truthful statements or disclosures that are required by applicable law, regulation, or legal process; and
(v)    Other than California: If Grantee is located in a jurisdiction other than California and certain other jurisdictions as determined by the Company, Grantee’s compliance with the following covenants:
(A)    subject to applicable law, for the greater of the two (2)-year period following the date of Grantee’s termination of Continuous Status as an Employee, Director or Consultant or the remainder of the vesting period, Grantee shall not engage in any services that are similar or substantially related to the services Grantee performed while in Continuous Status as an Employee, Director or Consultant for a Competitor (as defined below) of the Company as an employee, consultant, principal, agent, officer, director, joint venturer, member, investor, employer, owner, partner, shareholder (except as a less than one percent shareholder of a publicly traded company), or otherwise. For this purpose, “Competitor” shall mean an entity or enterprise whose products, services or activities include the development, manufacture, marketing or sale of any product or service (a) which is competitive with, or will be competitive with, the products or services of the Company (including products or services in development by the Company), and (b) with respect to which Grantee: (i) was involved to a material extent, (ii) supervised individuals who were directly involved with such product or service, or (iii) otherwise had, or reasonably should have had, knowledge of any Proprietary Information  pertaining to such product or service at any time during the twelve (12) month period immediately prior to the date of Grantee’s termination of Continuous Status as an Employee, Director or Consultant, in any territory for which Grantee had any management responsibility, role or oversight during the twelve (12) months prior to Grantee’s date of termination of Continuous Status as an Employee, Director or Consultant (the “Territory”); and
(B)    subject to applicable law, for the greater of the two (2)-year period following the date of Grantee’s termination of Continuous Status as an Employee, Director or Consultant or the remainder of the vesting period, Grantee shall not engage or be affiliated with any person(s) (including but not limited to a Competitor), in the development, sale or marketing, including, but not limited to the establishment of product or service prices, of any product or service in the Territory that will compete with any product or service, in which Grantee was involved to a material extent in the Territory at any time during the twelve (12)-month period immediately prior to the date of Grantee’s termination of Continuous Status as an Employee, Director or Consultant; or
(vi)    Additional Requirements: The Company reserves the right to require Grantee to enter into a local non-competition agreement and/or consulting agreement with the Company, a Parent or a Subsidiary that shall have a term that will commence on the date as designated by the Company and continue through the greater of the two (2)-year period following the date of Grantee’s termination of Continuous Status as an Employee, Director or Consultant or the remainder of the vesting period, as permitted by applicable law.
(d)    If the Company determines that Grantee violated any of the conditions of Section 4(c)(ii) through (vi), Grantee agrees and covenants that (i) any unvested portion of the Performance Shares shall be immediately forfeited; (ii) if any part of the Performance Shares vested within the twelve-month period immediately preceding a violation of Section 4(c)(ii) through (vi), upon the Company’s demand, Grantee shall immediately deliver to the Company (A) a certificate or certificates for Shares that Grantee acquired upon settlement of such Performance Shares (or an equivalent number of Shares acquired on the open-market or otherwise and/or (B) a cash amount equal to the Fair Market Value of the Shares contemplated to be returned to the Company under this clause); and (iii) the foregoing remedies set forth in this Section 4(d) shall not be the Company’s exclusive remedies, which may include, among other remedies, injunctive relief and damages that may be available to the Company. The Company reserves all other rights and remedies available to it at law or in equity.
(e)    Notwithstanding the foregoing provisions of Sections 4(c)(ii) through (vi), pursuant to the Defend Trade Secrets Act of 2016, Grantee shall not be held criminally, or civilly, liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that is made in confidence either directly or indirectly to a federal, state, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, Grantee may disclose trade secrets of the Company in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, if Grantee files a lawsuit alleging retaliation by the Company for reporting a suspected violation of the law, Grantee may disclose the trade secret of the Company to his or her attorney(s) and use the trade secret in the court proceeding, so long as Grantee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(f)    Notwithstanding anything to the contrary herein, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in Grantee’s country that likely would result in any favorable treatment of the Performance Shares at Retirement under this Agreement being deemed unlawful or discriminatory, the Company may, in its sole discretion, determine not to apply such favorable treatment and treat the Performance Shares as set forth in the remaining provisions of this Agreement.
5.    Death. If Grantee’s Continuous Status as an Employee, Director or Consultant is terminated due to Grantee’s death or in the event of Grantee’s death following Grantee’s Retirement during the period that Grantee is entitled to continued eligibility to vest in the Performance Shares that are unvested as of Grantee’s Retirement, then the Performance Shares will fully vest immediately as of the date of Grantee’s death with respect to a number of unvested Performance Shares equal to the Target Shares (as defined in the schedule that is attached hereto as Schedule A).
6.    Payment after Vesting. Any Performance Shares that vest in accordance with Sections 2, 4 and 5 will be paid to Grantee (or in the event of Grantee’s death, to his or her legal heirs) in whole Shares, subject to Grantee satisfying any applicable Tax-Related Items as set forth in Section 8 of this Performance Share Agreement, (i) within forty-five (45) days following the Vesting Date pursuant to Sections 2 and 4 and (ii) by December 31st of the calendar year following the calendar year in which the Performance Shares vest pursuant to Section 5; provided, however, that if the Change in Control (in the case of Section 7 of Schedule A) is not a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5), then the cash equivalent of the portion of the Performance Shares that vested at the closing of the Change in Control (calculated based on the fair market value of the Shares on the date of the Change in Control) will instead be paid on the Vesting Date.
7.    Payments after Death. Any distribution or delivery to be made to Grantee under this Agreement will, if Grantee is then deceased, be made to Grantee’s legal heirs. Any such transferee must furnish the Company with (a) written notice of his or her status as legal heir, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
8.    Responsibility for Taxes. Grantee acknowledges that, regardless of any action taken by the Company and/or the Parent or Subsidiary employing Grantee (the “Employer”), the ultimate liability for any and all income tax (including U.S. and non-U.S. federal, state, and/or local taxes), social insurance, fringe benefit tax, payroll tax, payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable to Grantee or deemed by the Company or the Employer in their reasonable discretion to be an appropriate charge to Grantee even if legally applicable to the Company or Employer (“Tax-Related Items”) is and remains Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or Employer. Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Shares, including the grant of the Performance Shares, the vesting of Performance Shares, the settlement of the Performance Shares, the subsequent sale of any Shares acquired at settlement and the receipt of any dividends; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the Performance Shares to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Grantee is subject to Tax-Related Items in more than one jurisdiction, Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Notwithstanding any contrary provision of this Agreement, no payment pursuant to the Performance Shares will be made to Grantee, unless and until satisfactory arrangements (as determined by the Administrator) have been made by Grantee with respect to the payment of all Tax-Related Items which the Company determines must be withheld with respect to the Performance Shares. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may require Grantee to satisfy withholding obligations for Tax-Related Items, in whole or in part, by one or more of the following (without limitation): (a) paying cash, (b) withholding from Grantee’s wages or other cash compensation paid to Grantee by the Company and/or the Employer, (c) selling a sufficient number of such Shares otherwise deliverable to Grantee (on Grantee’s behalf pursuant to this authorization without further consent) through such means as the Company may determine in its sole discretion (whether through a broker or otherwise), or (d) withholding otherwise deliverable Shares, provided, however, that if Grantee is a Section 16 officer of the Company under the Exchange Act, then the obligation for Tax-Related Items will be satisfied only by one or a combination of methods (a) through (c) above.
The Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates in Grantee’s country, including maximum applicable rates in Grantee’s jurisdiction(s), in which case Grantee may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, Grantee is deemed to have been issued the full number of Shares subject to the vested Performance Shares, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Performance Shares.
Notwithstanding anything in this section to the contrary, to avoid a prohibited distribution under Section 409A of the Code, if Shares underlying the Performance Shares will be withheld (or sold on Grantee’s behalf) to satisfy any Tax-Related Items arising prior to the date of settlement of the Performance Shares for any portion of the Performance Shares that is considered “nonqualified deferred compensation” subject to Section 409A of the Code, the number of Shares withheld (or sold on Grantee’s behalf) shall not exceed the number of Shares that equals the liability for the Tax-Related Items.
If Grantee fails to make satisfactory arrangements for the payment of any Tax-Related Items hereunder, Grantee will permanently forfeit such Shares and the Shares will be returned to the Company at no cost to the Company.
9.    Acknowledgment of Nature of Plan and Performance Shares. In accepting the Award, Grantee understands, acknowledges and agrees that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the Award of Performance Shares is exceptional, voluntary and occasional and does not create any contractual or other right to receive future Awards of Performance Shares, or benefits in lieu of Performance Shares even if Performance Shares have been awarded in the past;
(c)    all decisions with respect to future Performance Shares, if any, will be at the sole discretion of the Company;
(d)    Grantee’s participation in the Plan is voluntary;
(e)    Performance Shares and the Shares subject to the Performance Shares, and the income from and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, variable compensation, pension or retirement or welfare benefits or similar mandatory payments;
(f)    the Award of Performance Shares and the Shares subject to the Performance Shares, this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein shall not create a right of Grantee’s Continuous Status as an Employee, Director or Consultant for the vesting period, for any period, or at all, or be interpreted as forming or amending an employment or service contract with the Company, and shall not interfere with Grantee’s right or the right of the Employer to terminate Grantee’s Continuous Status as an Employee, Director or Consultant (if any) at any time;
(g)    unless otherwise agreed with the Company, the Performance Shares and the Shares subject to Performance Shares, and the income from and value of same, are not granted as consideration for, or in connection with, the service Grantee may provide as a director of a Parent or Subsidiary;
(h)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)    no claim or entitlement to compensation or damages arises from termination of the Performance Shares, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the Performance Shares or Shares received upon vesting of Performance Shares resulting from termination of Grantee’s Continuous Status as an Employee, Director or Consultant (regardless of the reason for the termination and whether or not such termination is found to be invalid or in breach of employment laws in the jurisdiction where Grantee is rendering services or the terms of Grantee’s employment or service agreement, if any); and
(j)    the following provisions apply only to Grantees resident outside the United States:
(i)    Performance Shares and the Shares subject to the Performance Shares, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose; and
(ii)    neither the Company, the Employer, nor any other Parent or Subsidiary shall be liable for any foreign exchange rate fluctuations between Grantee’s local currency and the United States Dollar that may affect the value of the Performance Shares or of any amounts due to Grantee pursuant to the settlement of the Performance Shares or the subsequent sale of any Shares acquired upon settlement.
10.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding participation in the Plan, or Grantee’s acquisition or sale of the underlying Shares. Grantee should consult with his or her personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.
11.    Rights as Stockholder. Neither Grantee nor any person claiming under or through Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Grantee.
12.    Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of Stock Administration at Maxim Integrated Products, Inc., 160 Rio Robles Drive, San Jose, CA 95134, United States of America, with a copy to the Corporate Secretary at 160 Rio Robles Drive, San Jose, CA 95134, United States of America, or at such other address as the Company may hereafter designate in writing. Any notices provided for in this Agreement or the Plan shall be given in writing (including electronic mail) and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to Grantee, five (5) days after deposit in the United States mail, postage prepaid, addressed to Grantee at the address specified above or at such other address as Grantee hereafter designate by written notice to the Company.
13.    Grant is Not Transferable. Except to the limited extent provided in Section 7, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
14.    Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
15.    Additional Conditions to Issuance of Stock. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any U.S. or non-U.S. state, federal, local or other Applicable Law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Grantee (or Grantee’s legal heirs), such issuance will not occur unless and until such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Company. The Company is under no obligation to register or qualify the Shares with any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, the Company shall have unilateral authority to amend the Agreement without Grantee’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.
16.    Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
17.    Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Shares have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Grantee, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
18.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to Performance Shares awarded under the Plan or future Performance Shares that may be awarded under the Plan by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
19.    Data Privacy Notice.
(a)    Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about Grantee, including, but not limited to, Grantee’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Performance Shares granted under the Plan or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (“Data”), for purposes of implementing, administering and managing Grantee’s participation in the Plan. The legal basis, where required, for the processing of Data is based on the necessity of the processing for the performance of a contract.
(b)    Stock Plan Administration Service Providers. The Company transfers Data to Morgan Stanley Smith Barney LLC and certain of its affiliated companies (collectively, “Morgan Stanley”), an independent service provider, which assists the Company with the implementation, administration and management of the Plan. The Company may select different or additional service providers in the future and share Data with such other provider(s) serving in a similar manner. Grantee may be asked to agree on separate terms and data processing practices with Morgan Stanley, with such agreement being a condition to the ability to participate in the Plan.
(c)    International Data Transfers. The Company and Morgan Stanley are based in the United States. Grantee’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company and Morgan Stanley may transfer Data to additional countries. The Company’s legal basis, where required, for the transfer of Data is based on the necessity of processing for the performance of a contract. The Company will ensure that all data transfers are subject to appropriate safeguards in accordance with applicable data privacy laws, including but not limited to contractual clauses with required data protection terms. To receive a copy of the relevant safeguards, Grantee can contact the Company’s designated Data Protection Officer whose contact information is available at https://www.maximintegrated.com/en/aboutus/legal/privacy-policy.html or dataprivacy@max
imintegrated.com.
(d)    Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws.
(e)    Voluntariness of Plan Participation. Participation in the Plan is voluntary. Grantee is required to provide requested personal information as a requirement of participation in the Plan. If Grantee fails to provide requested personal information, Grantee’s salary from or employment or service relationship with the Employer will not be affected. The only consequence of failing to provide requested personal information is that the Company would not be able to grant the Performance Shares or other awards under the Plan or administer or maintain such awards.
(f)    Data Subject Rights. Grantee may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where Grantee is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in Grantee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Grantee can contact the Company’s designated Data Protection Officer whose contact information is available at https://www.maximintegrated.com/en/aboutus/legal/privacy-policy.html or dataprivacy@max
imintegrated.com.
(g)    Future Consents. The Company may rely on a different basis for the processing or transfer of Data in the future and/or request that Grantee provide a data privacy consent. If applicable, Grantee agrees, upon request of the Company or the Employer, to provide an executed data privacy consent form to the Company and/or the Employer (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from Grantee for the purpose of administering his or her participation in the Plan in compliance with the applicable data privacy laws in Grantee’s country, either now or in the future. Grantee understands and agrees that Grantee will not be able to participate in the Plan if he or she fails to provide any such consent or agreement requested by the Company and/or the Employer.
20.    Section 409A. Notwithstanding any other provision of the Plan or this Agreement, for Grantees who are U.S. taxpayers, it is intended that the vesting and the payments of Performance Shares shall qualify for exemption from or comply with the application of Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. The Company reserves the right (but shall not be obligated), to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting and/or payments provided under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A of the Code or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of Code if compliance is not practical; provided, however, that the Company makes no representation that the vesting or payments of Performance Shares provided under this Agreement will be exempt from or compliant with Section 409A of the Code, makes no undertaking to preclude Section 409A of the Code from applying to the vesting and/or payment of Performance Shares provided under this Agreement and does not guarantee that the Performance Shares or that the vesting or payment of the Performance Shares will not be subject to taxes, interest and penalties or any other adverse tax consequences under Section 409A of the Code. Nothing in this Agreement shall provide a basis for any person to take any action against the Company or any Parent or Subsidiary based on matters covered by Section 409A of the Code, including the tax treatment of any amounts paid under this Agreement.
21.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
22.    Language. Grantee acknowledges and represents that he or she is proficient in the English language or has consulted with an advisor who is sufficiently proficient in English as to allow Grantee to understand the terms of this Agreement and any other documents related to the Plan. If Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.
23.    Appendix. Notwithstanding any provisions in this Performance Share Agreement, the Performance Shares shall be subject to any special terms and conditions for Grantee’s country attached hereto in the Appendix. Moreover, if Grantee transfers residence and/or employment to, or is considered a citizen or resident for local law purposes of, one of the countries included in the Appendix, the special terms and conditions for such country will apply to Grantee to the extent the Administrator determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Performance Share Agreement.
24.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Grantee’s participation in the Plan, on the Performance Shares and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
25.    Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
26.    Insider Trading Restrictions/Market Abuse Laws. Grantee acknowledges that Grantee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and, if different, Grantee’s country, Grantee’s broker’s country and/or the country where Shares are listed, which may affect his or her ability, directly or indirectly, for him- or herself or for a third party, accept or otherwise acquire or sell, attempt to sell or otherwise dispose of, Shares or rights to Shares (e.g., Performance Shares) under the Plan during such times as Grantee is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdiction) or the trade in Shares or the trade in rights to Shares under the Plan. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Grantee places before he or she possessed inside information. Furthermore, Grantee could be prohibited from (1) disclosing the inside information to any third party (other than on a “need to know” basis) and (2) “tipping” third parties or otherwise causing them to buy or sell securities; including “third parties” who are fellow employees. Any restrictions under these laws or regulations may be separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Grantee acknowledges that it is his or her responsibility to comply with any applicable restrictions, and Grantee is advised to speak to his or her personal advisor on this matter.
27.    Foreign Asset/Account Reporting; Exchange Controls. Grantee acknowledges that Grantee’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect Grantee’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside Grantee’s country. Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Grantee also may be required to repatriate sale proceeds or other funds received as a result of Grantee’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. Grantee further acknowledges that it is his or her responsibility to be compliant with such regulations, and Grantee should consult his or her personal legal advisor for any details.
28.    Waiver. Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Grantee or any other grantee.
29.    Governing Law/Choice of Venue. This Agreement and the Award of Performance Shares granted hereunder shall be governed by, and construed in accordance with, the laws of the State of California, U.S.A., without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award of Performance Shares or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, U.S.A., and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, U.S.A., or the federal courts for the United States for the Northern District of California, U.S.A., and no other courts, where this Award of Performance Shares is made and/or to be performed.
By electronically approving the Award of Performance Shares through the Morgan Stanley website, Grantee agrees to all of the terms and conditions described in this Agreement (including any Appendix) and in the Plan. If the Award of Performance Shares has not been expressly approved before the first vesting date, Grantee understands and acknowledges that he or she will be deemed to have agreed to all of the terms and conditions in this Agreement (including any Appendix) and in the Plan.

PERFORMANCE GOAL SCHEDULE
1.    Target Shares: The target number of Performance Shares is the number of MSU shares set forth in Grantee’s 2019 Focal Review Cycle Memorandum (the “Target Shares”). The actual number of Performance Shares that are eligible to vest in accordance with the Vesting Schedule set forth in Section 2 of the Agreement shall be based on the attainment level of Total Shareholder Return of the Company relative to the Total Shareholder Return of the companies comprising the XSD Index.
2.    Performance Period: The “Performance Period” shall mean July 1, 2019 through June 30, 2023, which shall also be comprised of the following annual periods: (i) July 1, 2019 – June 30, 2020 (“Year 1”); (ii) July 1, 2020 – June 30, 2021 (“Year 2”); (iii) July 1, 2021 – June 30, 2022 (“Year 3”); and (iv) July 1, 2022 to June 30, 2023 (“Year 4”), collectively the “Annual Measuring Periods.”
3.    Performance Goal Vesting Requirements: The number of Performance Shares that are eligible to vest shall be equal to the greater of (A) and (B), where:

(A) =	The product of (1) the Target Shares, multiplied by (2) Performance Attainment Multiplier for the Performance Period;

(B) =	Sum of the Annual Banked Shares for each of the three Interim Periods.
“Annual Banked Shares” means the product of (1) the Annual Target Shares for an Interim Period, multiplied by (2) the Performance Attainment Multiplier for the corresponding Interim Period.
“Annual Target Shares” means a fraction, the numerator of which is the number of Target Shares and the denominator of which is 4.
“Interim Period” means each of the following periods, each commencing on the first day of the Performance Period and ending on the last day of each of Year 1, Year 2, and Year 3.
“Performance Attainment Multiplier” represents the attainment level of the Company’s TSR for the Performance Period or applicable Interim Period, as applicable, relative to the TSR of the companies comprising the XSD Index, calculated based on the following formula, and which will be subject to a maximum of 2:
1 + (4 x (Rank - 0.5)), where:
“Rank” means (N - MXIM) / (N-1), which represents the percentile rank of the Company’s TSR compared to the TSR of the companies comprising the XSD Index, expressed in decimal form;
“N” means the total number of companies comprising the XSD Index on the date the TSR is calculated. For clarity, companies added to the XSD Index during the Performance Period or the applicable Interim Period, as applicable, will be included in the total number of companies except as provided under the definition of XSD Index.
“MXIM” means a number representing the Company’s ordinal rank among all other companies comprising the XSD Index when comparing the Company’s TSR to the TSR of all other companies comprising the XSD Index over the Performance Period or the applicable Interim Period, as applicable.
“XSD Index” means the list of companies, the shares of which are held as an investment by the SPDR S&P Semiconductor ETF, on the last date of the Performance Period or applicable Interim Period, as applicable, subject to the following terms:
(i) If companies comprising the XSD Index merge or otherwise combine with each other pursuant to a transaction that is deemed a “merger of equals,” such companies shall be excluded from the determination of the XSD Index.
(ii) Dividends that are paid by a company prior to the date they are acquired by companies that comprise the XSD Index shall be disregarded for purposes of the determination of the company’s TSR.
(iii) Companies that are added to the XSD Index following the commencement of the Performance Period that have not been publicly traded during the entire period in which TSR performance is to be measured (Performance Period, the period for calculating the Beginning Share Price, or the applicable Interim Period, as applicable) shall be excluded from the XSD Index.
6.    Total Shareholder Return:
(a)    “Total Shareholder Return” or “TSR” means a fraction, the numerator of which is equal to the Ending Share Price for the applicable Interim Period or Performance Period, as applicable, plus Declared Dividends, if any, for the corresponding applicable Interim Period or Performance Period, and the denominator of which is the Beginning Share Price.
TSR expressed as a formula is as follows:
TSR = (Ending Share Price + Declared Dividends) / Beginning Share Price
“Ending Share Price” means the average closing price for the applicable Annual Measuring Period as quoted on the principal exchange on which the applicable company’s shares are listed, as reported in The Wall Street Journal (or such other source as the Company may deem reliable for such purposes); provided, however, that for purposes of determining Performance Attainment Multiplier in connection with a CIC (as defined in Section 7) pursuant to Section 7 of this Schedule A, “Ending Share Price” means (A) for the Company, the per Share consideration price paid for each Share in connection with the CIC, or (B) for other companies comprising the XSD Index, the average closing price, as quoted on the principal exchange on which the applicable company’s shares are listed, as reported in The Wall Street Journal (or such other source as the Company may deem reliable for such purposes) during the 12-month period ending on the date on which the CIC is consummated.
“Beginning Share Price” means the average closing price on the applicable stock exchange of the applicable company’s shares from July 1, 2018 to June 30, 2019.
“Declared Dividends” means ordinary and extraordinary cash dividends declared by the applicable company during the applicable Interim Period or Performance Period, as applicable with regard to whether the dividends are paid in such periods; provided, however, that dividends that are declared by any company during the period commencing immediately following the date an agreement contemplating a CIC is executed and ending on the date the CIC is consummated shall be disregarded for purposes of the calculation of TSR.
For clarity, TSR shall be calculated as follows for the Interim Periods and Performance Period:
Interim Periods:
Year 1: (Ending Share Price (average closing price from July 1, 2019 to June 30, 2020) plus Declared Dividends for the Interim Period ending on the last day of Year 1) / Beginning Share Price
Year 2: (Ending Share Price (average closing price from July 1, 2020 to June 30, 2021) plus Declared Dividends for the Interim Period ending on the last day of Year 2) / Beginning Share Price
Year 3: (Ending Share Price (average closing price from July 1, 2021 to June 30, 2022) plus Declared Dividends for the Interim Period ending on the last day of Year 3) / Beginning Share Price
Performance Period:
(Ending Share Price at the end of Year 4 (average closing price from July 1, 2022 to June 30, 2023) plus Declared Dividends for the entire Performance Period) / Beginning Share Price
(b)    The share prices and cash dividend payments reflected in the calculation of TSR shall be adjusted to reflect share splits during the Performance Period or the applicable Interim Period, as applicable for purposes of the calculation of TSR.
7.    Change in Control of the Company: In the event of a Change in Control (as defined in the Company’s Change in Control Employee Severance Plan for U.S. Based Employees or the Company’s Change in Control Employee Severance Plan for Non-U.S. Based Employees (collectively, the “CIC Plan”)), the Performance Shares shall vest as follows, unless otherwise determined by the Board:
(a)    Immediately prior to the Change in Control (“CIC”), a number of Performance Shares shall vest equal to the greater of (A) and (B), where:
(A) = a number equal to the sum of the Annual Banked Shares for each completed Interim Period preceding the Interim Period in which the CIC takes place, and
(B) = a number equal to the product of (1), multiplied by (2) (the “Prorated Performance Shares”), where:
(1) = the number of Target Shares, multiplied by the CIC Performance Attainment Multiplier as measured as of a date prior to the consummation of the CIC specified by the Administrator (the “CIC Earned Shares”), and
(2) = the Pro-Ration Factor.
“Pro-Ration Factor” means a fraction, the numerator of which is the number of days contained in the period commencing on first day of the Performance Period and ending on the date on which the CIC is consummated, and the denominator of which is the number of days contained in the period commencing on the first day of the Performance Period and ending on the last day of the Performance Period.
(b)    A number of Performance Shares equal to the difference between the CIC Earned Shares, minus the Prorated Performance Shares (the “CIC Time-Vested RSUs”) shall vest on the Vesting Date, subject to Grantee’s Continuous Status as an Employee, Director or Consultant through the Vesting Date; provided, however that if the CIC Time-Vested RSUs are not assumed, converted, replaced or substituted with an equivalent award by a successor company (or parent or subsidiary thereof) in connection with a CIC, then the CIC Time-Vested RSUs will fully vest immediately before the CIC. If the remaining CIC Time-Vested RSUs are assumed, converted, replaced or substituted with an equivalent award by a successor company (or parent or subsidiary thereof) in connection with a CIC, the vesting of CIC Time-Vested RSUs shall be accelerated upon a termination of employment following a CIC for which severance benefits are payable in accordance with and to the extent provided for in the CIC Plan.

APPENDIX
MAXIM INTEGRATED PRODUCTS, INC.
1996 STOCK INCENTIVE PLAN
PERFORMANCE SHARE AGREEMENT
SPECIAL TERMS AND CONDITIONS
Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Performance Share Agreement and the Plan.
Terms and Conditions
This Appendix includes additional terms and conditions that govern the Award granted to Grantee if Grantee works and/or resides in one of the countries listed herein.
If Grantee is a citizen or resident of a country other than the one in which Grantee is currently working and/or residing, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Grant Date, the Company shall, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to Grantee under these circumstances.
Notifications
This Appendix also includes information regarding exchange controls and certain other issues of which Grantee should be aware with respect to Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 2019. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Grantee not rely on the information noted herein as the only source of information relating to the consequences of Grantee’s participation in the Plan because the information may be out of date at the time Grantee acquires Shares or sells Shares acquired under the Plan.
In addition, the information is general in nature and may not apply to Grantee’s particular situation, and the Company is not in a position to assure Grantee of any particular result. Accordingly, Grantee is advised to seek appropriate professional advice as to how the relevant laws in Grantee’s country may apply to Grantee’s situation.
If Grantee is a citizen or resident of a country other than the one in which Grantee is currently working and/or residing, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Grant Date, the information contained herein may not be applicable in the same manner to Grantee.
CHINA
Terms and Conditions
The following provisions apply if Grantee is subject to exchange control regulations in the People’s Republic of China (the “PRC” or “China”), as determined by the Company in its sole discretion.
Sale of Shares
To facilitate compliance with any Applicable Laws, Grantee agrees that the Company may determine that any Shares issued to Grantee upon vesting and settlement of the Performance Shares may be sold. The sale may occur (i) immediately upon the vesting and settlement of the Performance Shares, (ii) following Grantee’s termination of Continuous Status as an Employee, Director or Consultant, or (iii) within any other time frame as the Company determines to be necessary or advisable for legal or administrative reasons. Grantee agrees that the Company is authorized to instruct Morgan Stanley or such other broker as determined by the Company to assist with the mandatory sale of such Shares (on Grantee’s behalf pursuant to this authorization without further consent) and Grantee expressly authorizes Morgan Stanley or such other broker as determined by the Company to complete the sale of such Shares. Grantee acknowledges that Morgan Stanley or such other broker as determined by the Company is under no obligation to arrange for the sale of the Shares at any particular price. In this event, the proceeds of the sale of the Shares, less any Tax-Related Items and broker’s fees or commissions, will be remitted to Grantee in accordance with applicable exchange control laws and regulations.
Termination Due to Retirement
The Company reserves the right not to apply Section 4 of the Performance Share Agreement with respect to all or any portion of the Performance Shares which remain unvested at termination of Continuous Status as an Employee, Director or Consultant due to Retirement, in which case, the Agreement shall be deemed amended, accordingly, such that no references to continued vesting after a termination due to Retirement shall apply to the relevant Performance Shares.
Exchange Control Requirements
Grantee understands and agrees that Grantee will be required to immediately repatriate to China any funds resulting from the Performance Shares (e.g., the sales proceeds, dividends paid on Shares). Grantee further understands that, under applicable exchange control laws and regulations, such repatriation of funds may need to be effected through a special exchange control account established by the Company, the Employer or any other Parent or Subsidiary and Grantee hereby consents and agrees that the funds may be transferred to such special account prior to being delivered to Grantee. Grantee also agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Company’s designated broker) to effectuate any of the remittances, transfers, conversions or other processes affecting the proceeds. The proceeds may be paid to Grantee in U.S. dollars or in local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, Grantee understands that he or she will be required to set up a U.S. dollar account in China so that the proceeds may be deposited into this account. Grantee understands and acknowledges that the Company may face delays in distributing the proceeds to Grantee due to exchange control requirements in China. As a result, Grantee understands and acknowledges that neither the Company nor the Employer nor any other Parent or Subsidiary can be held liable for any delay in delivering the proceeds to Grantee.
If the proceeds are paid in local currency, Grantee acknowledges that the Company is under no obligation to secure any particular exchange control conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control requirements. Grantee agrees to bear any currency fluctuation risk between the time the Shares are sold or a dividend is paid and the time the net proceeds are converted to local currency and distributed to Grantee.
Finally, Grantee agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in China.
Notifications
Foreign Asset/Account Reporting Notification
Chinese residents may be required to report to the State Administration of Foreign Exchange (“SAFE”) all details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-China residents. Under these rules, Grantee may be subject to reporting obligations for the Performance Shares, Shares acquired under the Plan and Plan-related transactions.
IRELAND
Notifications
Director Notification Obligation
Directors of a Subsidiary in Ireland (“Irish Subsidiary”) are subject to certain notification requirements under the Companies Act, 1990. Among these requirements is an obligation to notify the Irish Subsidiary in writing upon receiving or disposing of an interest in the Company (e.g., Performance Shares) representing more than 1% of the Company’s voting share capital, upon becoming a director of the Company if such an interest exists at the time, or upon becoming aware of the event giving rise to the notification requirement. These notification requirements also apply to a shadow director (i.e., an individual who is not on the Board of Directors of the Irish Subsidiary but who has sufficient control so that the Board of Directors of the Irish Subsidiary acts in accordance with the “directions or instructions” of the individual) or a secretary of the Irish Subsidiary, and with respect to the interests of a director’s, shadow director’s or secretary’s spouse or minor children (whose interests will be attributed to the director, shadow director or secretary).
JAPAN
Notifications
Foreign Asset/Account Reporting Notification
Japanese residents are required to report details of any assets (including any Shares acquired under the Plan) held outside of Japan as of December 31st of each year, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Grantee should consult with his or her personal tax advisor as to whether the reporting obligation applies to Grantee and whether Grantee will be required to include details of any cash, outstanding Performance Shares or Shares held by Grantee in the report.
KOREA
Terms and Conditions
Tax Withholding. This provision supplements Section 8 of the Performance Share Agreement:

By accepting the Award of Performance Shares, Grantee authorizes the Company and/or the Employer to withhold Tax-Related Items arising in Korea upon vesting of the Performance Shares, regardless of the fact that such withholding may not be required by law. Grantee further acknowledges and agrees that the Company or the Employer may accomplish such withholding by any one or any combination of the methods described in Section 8 of the Performance Share Agreement. Notwithstanding this provision, Grantee acknowledges and agrees that, should the Company or the Employer fail to withhold Tax-Related Items for any or no reason, it remains Grantee’s obligation to satisfy all Tax-Related Items and neither the Company nor the Employee will be liable for Grantee’s failure to satisfy such obligations.

Notifications
Exchange Control Notification
Exchange control laws require Korean residents who realize US$500,000 or more in a single transaction from the sale of shares (including Shares acquired under the Plan) or the receipt of dividends to repatriate the proceeds to Korea within three years of the sale/receipt if the transaction occurred before July 18, 2017. Grantee should consult a personal tax advisor to determine whether this repatriation requirement applies to a particular transaction.
Foreign Asset/Account Reporting Notification
Korean residents are required to declare foreign accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authorities if the monthly balance of such accounts exceeds a certain limit (currently KRW 500 million or an equivalent amount in foreign currency) on any month-end date during a calendar year. Korean residents should consult with their personal tax advisor to determine whether the country in which they hold foreign accounts have entered into an IGA with Korea.
PHILIPPINES
Notifications
Securities Law Notification
This offer of Performance Shares is being made pursuant to an exemption from registration under Section 10.2 of the Philippines Securities Regulation Code that has been approved by the Philippines Securities and Exchange Commission.
Grantee should be aware of the risks of participating in the Plan, which include (without limitation) the risk of fluctuation in the price of Shares on the Nasdaq Global Select Market and the risk of currency fluctuations between the United States Dollar (“U.S. Dollar”) and Grantee’s local currency. In this regard, Grantee should note that the value of any Shares Grantee may acquire under the Plan may decrease, and fluctuations in foreign exchange rates between Grantee’s local currency and the U.S. Dollar may affect the value of the Performance Shares or any amounts due to Grantee pursuant to the settlement of the Performance Shares, the subsequent sale of Shares acquired by Grantee upon settlement or the receipt of any dividends paid on such Shares. The Company is not making any representations, projections or assurances about the value of Shares now or in the future.
For further information on risk factors impacting the Company‘s business that may affect the value of Shares, Grantee should refer to the risk factors discussion in the Company‘s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company‘s website at http://www.maximintegrated.com. In addition, Grantee may receive, free of charge, a copy of the Company‘s Annual Report, Quarterly Reports or any other reports, proxy statements or communications distributed to the Company‘s stockholders by contacting the Stock Administration Department at the address below:
Stock Administration
Maxim Integrated Products, Inc.
160 Rio Robles
San Jose, CA 95134
United States of America
Phone: +1 (408) 601-3010
The sale or disposal of Shares acquired under the Plan may be subject to certain restrictions under Philippine securities laws. Those restrictions should not apply if the offer and resale of the Shares takes place outside of the Philippines through the facilities of a stock exchange on which the Shares are listed. The Shares currently are listed on the Nasdaq Global Select Market in the United States of America.
SWITZERLAND
Notifications
Securities Law Notification
The Performance Shares are not intended to be publicly offered in or from Switzerland. The grant of the Performance Shares is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland. Neither this Agreement nor any other materials relating to the Performance Shares (a) constitute a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (b) may be publicly distributed or otherwise made publicly available in Switzerland or (c) has been or will be filed with, approved by or supervised by any Swiss regulatory authority (e.g., the Swiss Financial Market Supervisory Authority (“FINMA”)).
TAIWAN
Notifications
Securities Law Notification
The offer of participation in the Plan is available only for employees of the Company and its Subsidiaries. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Notification
Taiwanese residents may remit foreign currency (including proceeds from the sale of Shares or the receipt of any dividends) into Taiwan up to US$5,000,000 per year without justification. However, if the transaction amount is TWD500,000 or more in a single transaction, a Foreign Exchange Transaction Form must be submitted to the remitting bank. Further, if the transaction amount is US$500,000 or more in a single transaction, supporting documentation, to the satisfaction of the remitting, must also be provided.
UNITED STATES
There are no country specific provisions.

FY20 MSU Agreement, Execution Version
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